Exhibit 99.1

Clifton Bancorp Inc. Announces

Financial Results for the First Quarter Ended June 30, 2017;

Declares Cash Dividend

Clifton, New Jersey – July 26, 2017 — Clifton Bancorp Inc. (Nasdaq: CSBK) (the “Company”), the holding company for Clifton Savings Bank (“CSBK”), today announced results for the first quarter ended June 30, 2017. Net income for the first quarter was $1.40 million ($0.07 per share, basic and diluted) as compared to net income of $1.02 million ($0.04 per share, basic and diluted) for the first quarter ended June 30, 2016.

The Board of Directors also announced today a cash dividend of $0.06 per common share for the quarter ended June 30, 2017. The dividend will be paid on or about August 25, 2017 to stockholders of record on August 11, 2017.

Notable Items

•	Net income increased by 37.9%, or $385,000, to $1.40 million for the quarter ended June 30, 2017 compared to $1.02 million for the quarter ended June 30, 2016;

•	Total assets increased 6.5%, or $93.2 million, during the quarter ended June 30, 2017;

•	Loans receivable, net grew 6.6%, or $66.9 million, during the quarter ended June 30, 2017:

•	One-to-four family real estate loans increased 2.0%, or $13.9 million, during the quarter ended June 30, 2017;

•	Multi-family and commercial real estate loans increased 17.8%, or $52.5 million, during the quarter ended June 30, 2017;

•	Loan mix between one-to-four family real estate loans, and multi-family and commercial real estate loans to total loans shifted to 66.5% and 32.2%, respectively, at June 30, 2017 from 69.5% and 29.1%, respectively, at March 31, 2017;

•	Deposits increased 5.6%, or $47.6 million, during the quarter ended June 30, 2017 with savings and checking deposits to total deposits increasing to 35.9% at June 30, 2017 from 33.9% at March 31, 2017;

•	Stockholders’ equity declined as a percentage of total assets to 18.9% at June 30, 2017 from 20.7% at March 31, 2017 and 24.1% at June 30, 2016; and

•	The Company repurchased 246,400 shares at a weighted average price of $16.18 during the quarter ended June 30, 2017. As of June 30, 2017, 793,347 shares remain available for repurchase under the Company’s previously announced stock repurchase program. Since the Company commenced its first post second-step conversion repurchase program on April 1, 2015, it has repurchased 5,661,653 shares at a weighted average price of $14.44 per share.

Paul M. Aguggia, Chairman and Chief Executive Officer, stated, “We created momentum in the first quarter of our new fiscal year and we look forward to building on several positive trends. Our net income grew 38% over our first quarter one year ago. Our strategic focus on organic growth led to meaningful deposit and loan increases year over year and in the first quarter. We returned capital to our shareholders through the continuation of our repurchase program and regular dividend, as well as a special dividend paid in July 2017 and recorded in the first quarter. In short, we are competing effectively in desirable and competitive markets that continue to challenge our margin but also give us real opportunities to grow prudently and profitably.”

Balance Sheet and Credit Quality Review

Total assets increased $93.2 million, or 6.5%, to $1.53 billion at June 30, 2017, from $1.43 billion at March 31, 2017. The increase in total assets was primarily due to an increase in cash and cash equivalents and loans.

Net loans increased $66.9 million, or 6.6%, to $1.07 billion at June 30, 2017, from $1.01 billion at March 31, 2017. One-to-four family real estate loans increased $13.9 million, or 2.0%, while multi-family and commercial real estate loans increased $52.5 million, or 17.8%, during the quarter ended June 30, 2017. Securities, including both available for sale and held to maturity issues, decreased $11.2 million, or 3.6%, to $304.1 million at June 30, 2017, from $315.3 million at March 31, 2017, mainly because of maturities and repayments. Cash and cash equivalents increased $33.6 million, or 229.5%, to $48.3 million at June 30, 2017, from $14.7 million at March 31, 2017, as a portion of cash flows from deposits and borrowed funds were not yet redeployed into higher yielding assets.

Deposits increased $47.6 million, or 5.6%, to $892.4 million at June 30, 2017 from $844.8 million at March 31, 2017. CSBK launched a new, high-yielding checking account in May 2017 that was responsible for a significant percentage of the quarter’s deposit growth. Borrowed funds increased $49.0 million, or 17.8%, to $324.8 million at June 30, 2017 from $275.8 million at March 31, 2017. The Company’s outstanding borrowings at June 30, 2017 had a weighted average rate of 1.77% and a weighted average term of 19 months. All outstanding borrowings are with the Federal Home Loan Bank of New York.

Total stockholders’ equity decreased $8.5 million, or 2.9%, to $288.1 million at June 30, 2017 from $296.6 million at March 31, 2017, primarily as a result of $4.0 million in repurchases of common stock, and the payment of $6.6 million in cash dividends, which included the impact of the July 2017 $0.25 special dividend totaling $5.3 million, partially offset by net income of $1.4 million.

Nonaccrual loans increased $223,000, or 6.0%, to $3.9 million at June 30, 2017 as compared to $3.7 million at March 31, 2017. Included in nonaccrual loans at June 30, 2017 were five loans totaling $1.0 million that were current or less than 90 days delinquent, but which were previously 90 days or more delinquent and on nonaccrual status pending a sustained period of repayment performance (generally six months). The percentage of nonperforming loans to total gross loans decreased to 0.40% at June 30, 2017 from 0.41% at March 31, 2017. The allowance for loan losses to nonperforming loans increased to 155.38% at June 30, 2017, from 146.11% at March 31, 2017 as nonperforming one-to-four family loans increased slightly and provisions were added (mainly due to significant increases in loans outstanding).

Income Statement Review

Net interest income increased by $947,000, or 13.6%, to $7.9 million for the quarter ended June 30, 2017, as compared to $6.9 million for the quarter ended June 30, 2016. Net interest income increased despite a decrease of 8 basis points in net interest margin and a decrease of $6.7 million in average net interest-earning assets, primarily due to other categories of interest-earning assets being redeployed into CSBK’s highest yielding asset category (multi-family and commercial loans).

The provision for loan losses increased $64,000, or 12.2%, to $590,000 for the quarter ended June 30, 2017, as compared to $526,000 for the quarter ended June 30, 2016. The increase was mainly due to the significant growth in the balance of outstanding loans, partially offset by slightly more favorable trends in qualitative factors considered in the periodic reviews of the general valuation allowance.

Non-interest income for the quarter ended June 30, 2017 decreased $80,000, or 15.2%, to $447,000, as compared to $527,000 for the quarter ended June 30, 2016, as the 2016 period included a $84,000 gain on the sale of securities. There were no sales of securities in the 2017 period.

Non-interest expenses for the quarter ended June 30, 2017 increased $133,000, or 2.4%, to $5.6 million, as compared to $5.5 million for the quarter ended June 30, 2016. The increase consisted primarily of increases in advertising and marketing expenses of $81,000, or 52.9%, and occupancy expenses of $43,000, or 10.3%, partially offset by a decrease in federal deposit insurance premium of $43,000, or 31.2%. The increase in advertising and marketing expenses was mainly related to the costs to promote CSBK’s recently opened Hoboken and Montclair banking centers, as well as the new checking account product referenced above. The increase in occupancy expenses was mainly related to operational costs of the Hoboken and Montclair banking centers. The decrease in federal deposit insurance premium in the 2017 period was due to the revision of the FDIC assessment system, which began on July 1, 2016, and is not reflected in the 2016 period expenses. Revisions for “small institutions” (under $10 billion in assets) resulted in, among other things, a change in the financial ratios method used to determine assessment rates.

Income taxes for the quarter ended June 30, 2017 increased $285,000, or 63.6%, to $733,000, as compared to $448,000 for the quarter ended June 30, 2016. The increase resulted from higher pre-tax income, coupled with an increase in the effective income tax rate. The overall effective income tax rate was 34.3% for the 2017 period compared with 30.6% for the 2016 period, as non-taxable interest from municipal securities and bank-owned life insurance represented a smaller portion of overall income.

About Clifton Bancorp Inc.

Clifton Bancorp Inc. is the holding company for CSBK (Clifton Savings Bank), a federally chartered savings bank headquartered in Clifton, New Jersey. CSBK is a metropolitan, community-focused bank serving residents and businesses in its market area through 12 full-service banking centers. For additional investor relations information, including subscribing to email alerts, visit cliftonbancorp.com.

Forward-Looking Statements

Clifton Bancorp makes forward-looking statements in this news release. These forward-looking statements may include: statements of goals, intentions, earnings expectations, and other expectations; estimates of risks and of future costs and benefits; assessments of probable loan and lease losses; assessments of market risk; and statements of the ability to achieve financial and other goals.

Forward-looking statements are typically identified by words such as “believe,” “expect,” “anticipate,” “intend,” “outlook,” “estimate,” “forecast,” “project” and other similar words and expressions. Forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Forward-looking statements speak only as of the date they are made. Clifton Bancorp does not assume any duty and does not undertake to update its forward-looking statements. Because forward-looking statements are subject to assumptions and uncertainties, actual results or future events could differ, possibly materially, from those that Clifton Bancorp anticipated in its forward-looking statements and future results could differ materially from historical performance.

Clifton Bancorp’s forward-looking statements are subject to the following principal risks and uncertainties: general economic conditions and trends, either nationally or locally; conditions in the securities markets; changes in interest rates; changes in deposit flows, and in the demand for deposit, loan, and investment products and other financial services; changes in real estate values; changes in the quality or composition of the loan or investment portfolios; changes in competitive pressures among financial institutions or from non-financial institutions; the ability to retain key members of management; changes in legislation, regulations, and policies; and a variety of other matters which, by their nature, are subject to significant uncertainties. Clifton Bancorp provides greater detail regarding some of these factors in the “Risk Factors” section of its Annual Report on Form 10-K, which was filed on June 8, 2017. Clifton Bancorp’s forward-looking statements may also be subject to other risks and uncertainties, including those that it may discuss elsewhere in this news release or in its filings with the SEC, accessible on the SEC’s website at www.sec.gov.

Contact:	Michael Lesler
(973) 473-2200

Selected Consolidated Financial Condition Data

	At June 30,	At March 31,
	2017	2017
	(In thousands)
Financial Condition Data:
Total assets	$1,525,028	$1,431,803
Loans receivable, net	1,074,748	1,007,844
Cash and cash equivalents	48,280	14,653
Securities	304,060	315,348
Deposits	892,414	844,825
FHLB advances	324,800	275,800
Total stockholders’ equity	288,152	296,619

Selected Consolidated Operating Data

	Three Months
	Ended June 30,
	2017	2016
	(In thousands, except
	share and per share data)
Operating Data:
Interest income	$11,486	$9,591
Interest expense	3,597	2,649

Net interest income	7,889	6,942
Provision for loan losses	590	526

Net interest income after provision for loan losses	7,299	6,416
Non-interest income	447	527
Non-interest expenses	5,612	5,479

Income before income taxes	2,134	1,464
Income taxes	733	448

Net income	$1,401	$1,016

Basic and diluted earnings per share	$0.07	$0.04

Average shares outstanding—basic	21,369	22,775
Average shares outstanding—diluted	21,525	22,834

Average Balance Table

	Three Months Ended June 30,
	2017			2016
		Interest			Interest
	Average	and	Yield/	Average	and	Yield/
	Balance	Dividends	Cost	Balance	Dividends	Cost
Assets:	(Dollars in thousands)
Interest-earning assets:
Loans receivable	$1,037,492	$9,389	3.62%	$800,628	$7,218	3.61%
Mortgage-backed securities	252,348	1,617	2.56%	273,455	1,843	2.70%
Investment securities	56,697	271	1.91%	72,466	408	2.25%
Other interest-earning assets	40,061	209	2.09%	31,010	122	1.57%

Total interest-earning assets	1,386,598	11,486	3.31%	1,177,559	9,591	3.26%

Non-interest-earning assets	86,684			86,754

Total assets	$1,473,282			$1,264,313

Liabilities and stockholders’ equity:
Interest-bearing liabilities:
Demand accounts	$63,874	48	0.30%	$53,322	14	0.11%
Savings and Club accounts	207,973	234	0.45%	163,708	127	0.31%
Certificates of deposit	563,586	2,016	1.43%	473,847	1,620	1.37%

Total interest-bearing deposits	835,433	2,298	1.10%	690,877	1,761	1.02%
FHLB Advances	302,075	1,299	1.72%	230,875	888	1.54%

Total interest-bearing liabilities	1,137,508	3,597	1.26%	921,752	2,649	1.15%

Non-interest-bearing liabilities:
Non-interest-bearing deposits	28,540			18,834
Other non-interest-bearing liabilities	14,354			10,500

Total non-interest-bearing liabilities	42,894			29,334
Total liabilities	1,180,402			951,086
Stockholders’ equity	292,880			313,227

Total liabilities and stockholders’ equity	$1,473,282			$1,264,313

Net interest income		$7,889			$6,942

Interest rate spread			2.05%			2.11%
Net interest margin			2.28%			2.36%
Average interest-earning assets to average interest-bearing liabilities	1.22x			1.28x

Asset Quality Data

	Three		Three
	Months	Year	Months
	Ended	Ended	Ended
	June 30,	March 31,	June 30,
	2017	2017	2016
	(Dollars in thousands)
Allowance for loan losses:
Allowance at beginning of period	$6,100	$4,360	$4,360
Provision for loan losses	590	1,985	526
Charge-offs	(1)	(247)	(112)
Recoveries	11	2	1

Net recoveries (charge-offs)	10	(245)	(111)

Allowance at end of period	$6,700	$6,100	$4,775

Allowance for loan losses to total gross loans	0.62%	0.60%	0.58%
Allowance for loan losses to nonperforming loans	155.38%	146.11%	153.34%

	At June 30,	At March 31,	At June 30,
	2017	2017	2016
	(Dollars in thousands)
Nonperforming Assets:
Nonaccrual loans:
One- to four-family real estate	$3,731	$3,508	$2,929
Commercial real estate	184	184	185

Total nonaccrual loans	3,915	3,692	3,114
Accruing loans past due 90 days or more	397	483	—

	4,312	4,175	3,114
Real estate owned	837	698	367

Total nonperforming assets	$5,149	$4,873	$3,481

Total nonperforming loans to total gross loans	0.40%	0.41%	0.38%
Total nonperforming assets to total assets	0.34%	0.34%	0.27%

Selected Consolidated Financial Ratios

Three Months
Ended June 30,
Selected Performance Ratios (1):	2017	2016
Return on average assets	0.38%	0.32%
Return on average equity	1.91%	1.30%
Interest rate spread	2.05%	2.11%
Net interest margin	2.28%	2.36%
Non-interest expenses to average assets	1.52%	1.73%
Efficiency ratio (2)	67.32%	73.36%
Average interest-earning assets to average interest-bearing liabilities	1.22	x	1.28	x
Average equity to average assets	19.88%	24.77%
Dividend payout ratio (3)	471.02%	134.15%
Net charge-offs to average outstanding loans during the period	0.00%	0.06%

(1)	Performance ratios are annualized.
(2)	Represents non-interest expense divided by the sum of net interest income and non-interest income including gains and losses on the sale and disposal of assets.
(3)	Includes impact of $0.25 special dividend paid in July 2017.

Quarterly Data	Quarter Ended
	June 30,	March 31,	December 31,	September 30,	June 30,
	2017	2017	2016	2016	2016
	(In thousands except shares and per share data)
Operating Data
Interest income	$11,486	$10,774	$10,193	$9,916	$9,591
Interest expense	3,597	3,246	3,071	2,847	2,649

Net interest income	7,889	7,528	7,122	7,069	6,942
Provision for loan losses	590	541	413	505	526

Net interest income after provision for loan losses	7,299	6,987	6,709	6,564	6,416
Non-interest income	447	426	460	501	527
Non-interest expenses	5,612	5,558	5,354	5,311	5,479

Income before income taxes	2,134	1,855	1,815	1,754	1,464
Income taxes	733	609	596	513	448

Net income	$1,401	$1,246	$1,219	$1,241	$1,016

Share Data
Basic earnings per share	$0.07	$0.06	$0.06	$0.06	$0.04
Diluted earnings per share	$0.07	$0.06	$0.06	$0.06	$0.04
Dividends per share	$0.31	$0.06	$0.06	$0.06	$0.06
Average shares outstanding—basic	21,369	21,887	22,020	22,216	22,775
Average shares outstanding—diluted	21,525	22,025	22,150	22,276	22,834
Shares outstanding at period end	22,299	22,549	23,046	23,086	23,576
Financial Condition Data
Total assets	$1,525,028	$1,431,803	$1,371,265	$1,312,190	$1,285,825
Loans receivable, net	1,074,748	1,007,844	936,894	881,593	826,629
Cash and cash equivalents	48,280	14,653	22,277	22,758	30,140
Securities	304,060	315,348	319,163	317,147	338,624
Deposits	892,414	844,825	803,364	772,306	719,592
FHLB advances	324,800	275,800	252,500	224,500	244,000
Total stockholders’ equity	288,152	296,619	303,098	302,890	309,487
Assets Quality:
Total nonperforming assets	$5,149	$4,873	$4,171	$3,746	$3,481
Total nonperforming loans to total gross loans	0.40%	0.41%	0.37%	0.32%	0.38%
Total nonperforming assets to total assets	0.34%	0.34%	0.30%	0.29%	0.27%
Allowance for loan losses	$6,700	$6,100	$5,575	$5,200	$4,775
Allowance for loan losses to total gross loans	0.62%	0.60%	0.59%	0.59%	0.58%
Allowance for loan losses to nonperforming loans	155.38%	146.11%	162.02%	185.52%	153.34%